Exhibit 99.1

News Release

OvaScience Reports Second Quarter 2017 Financial Results

— Fertilization of Bovine EggPC Cell-Derived Egg in OvaTure Program on Track for Year-End —

— Completed Target Enrollment in OvaPrime Clinical Safety Study; Expect to Announce
Initial Safety Data in First 20 Patients by Year-End —

— Sufficiently Funded to Support Operations into 1Q 2020, Enabling Key Milestones —

— Conference Call Today at 4:30 p.m. ET —

WALTHAM, Mass., August 3, 2017 — OvaScienceSM (NASDAQ:OVAS), a fertility company focused on the discovery, development and commercialization of new treatment options, today reported financial results and provided a business update for the second quarter ended June 30, 2017.

Second Quarter and Recent Business Highlights:

OvaTureSM Treatment: OvaTure is a potential next-generation in vitro fertilization (IVF) treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections by maturing egg precursor (EggPCSM) cells into eggs in vitro.

•                  At the Midwest Reproductive Symposium International (MRSi) in June 2017, and the 50th Annual Meeting of the Society for the Study of Reproduction (SSR) in July 2017, OvaScience presented pre-clinical data which it believes demonstrate that bovine and human EggPC cell-derived eggs are similar to endogenous eggs with respect to key morphologic, genetic and functional criteria indicative of developmental competence. This suggests that bovine and human EggPC cells can be developed in vitro into eggs that exhibit key hallmarks of maturation.

•                  OvaScience and Intrexon® (NYSE:XON) continue to progress fertilization studies for bovine EggPC-cell derived eggs. Starting in August 2017, Intrexon will perform pre-clinical bovine EggPC work for OvaScience under the OvaTure collaboration rather than under the OvaXonSM joint venture. Based on project plans provided by Intrexon, OvaScience continues to expect to fertilize a bovine EggPC cell-derived egg by the end of 2017 and is in discussions with Intrexon regarding the future of the OvaXon joint venture.

•                  OvaScience continues to work with its clinical partners toward its goals of developing a repeatable and robust process for the maturation of human EggPC cells. The Company is also working toward securing authorization to fertilize human EggPC cell-derived eggs and characterizing the resulting embryos by the end of the first half of 2018.

OvaPrimeSM Treatment: OvaPrime is a potential fertility treatment that could enable a woman who makes too few or no eggs to increase her egg reserve, by transferring her EggPC cells to her own ovary, where they may mature into fertilizable eggs.

•                  In June 2017, OvaScience announced that it has completed target enrollment of 70 patients in its ongoing prospective, controlled, blinded and randomized study of OvaPrime, which is designed to assess the treatment’s safety in women with either primary ovarian insufficiency (POI) or poor ovarian response (POR). Secondary endpoints include OvaPrime’s effect on patients’ anti-

mullerian (AMH), follicle stimulating (FSH), and estradiol (E2) hormone levels, as well as follicular development, as measured by ultrasound. OvaScience expects to complete biopsies in 70 patients and to announce initial safety data from the first 20 patients by year-end.

AUGMENTSM Treatment: AUGMENT is a fertility treatment designed to improve egg health and with that, IVF success rates, by using mitochondria from a woman’s own EggPC cells during IVF.

•                  In June 2017, OvaScience announced that it will continue to pursue business development opportunities for AUGMENT, while discontinuing its ongoing operations related to the AUGMENT treatment outside of North America. The Company is committed to minimizing the impact of this decision on women and families in affected areas.

Corporate Highlights:

•                  In June 2017, OvaScience announced the appointment of Christopher Kroeger, M.D., M.B.A., as Chief Executive Officer, effective September 1, 2017. Dr. Kroeger brings substantial experience driving drug development and innovation in the life sciences and medical industries, and a strong clinical and research background as a physician and scientist. Upon Dr. Kroeger’s transition to OvaScience, Michelle Dipp, M.D., Ph.D., Co-Founder and Executive Chairman, will step down from the Board of Directors and serve in an advisory role. Richard Aldrich, Co-Founder of OvaScience and Partner of Longwood Fund, will continue to serve as lead independent director of the Board of Directors.

•                  Also in June 2017, OvaScience undertook a corporate restructuring to align with its strategic focus on advancing OvaTure and OvaPrime and to extend its cash position into the first quarter of 2020. In conjunction with this restructuring, OvaScience reduced its workforce by approximately 50 percent.

Upcoming 2017 Milestones:

The Company expects to achieve the following milestones by year-end 2017:

•                  OvaTure:

•                  Fertilize a bovine EggPC cell-derived egg

•                  OvaPrime:

•                  Complete biopsies in 70 patients in the ongoing Canadian study

•                  Provide initial data readout, including six months of post-EggPC reintroduction safety data from 20 patients

Second Quarter 2017 Financial Results:

•                  Revenue for the quarter ended June 30, 2017 was $84,000, compared to $189,000 for the same period in 2016.

•                  Research and development expense for the quarter ended June 30, 2017, excluding restructuring charges, was $5.0 million, compared to $6.0 million for the same period in 2016. This decrease was primarily driven by a $0.5 million decrease in employee related costs and stock-based compensation and a $0.5 million decrease in certain research agreements, both resulting from restructuring activities.

•                  Selling, general and administrative expense for the quarter ended June 30, 2017, excluding restructuring charges, was $10.8 million, compared to $11.2 million for the same period in 2016. The decrease was driven by decreases of $1.4 million in employee related costs due to the Company’s reduced headcount, a $1.2 million decrease in marketing and commercial related costs, a $0.8 million decrease in travel, facilities and other costs primarily resulting from the Company’s restructuring activities. These decreases were offset by a $2.9 million increase in non-cash stock-based compensation, primarily driven by the modification of awards granted to an executive resulting in accelerated compensation expense. Of the $2.9 million increase, $2.3 million related to the June 2014 and December 2014 option grants. The Advisory Agreement has subsequently been amended to permit the accelerated vesting of those grants prior to December 31, 2018 only in the event of a future termination “without cause” or resignation for “good reason.”

•                  Net loss for the quarter ended June 30, 2017 was $18.2 million, or ($0.51) per share, compared to a net loss of $18.6 million, or ($0.62) per share, for the same period in 2016. The net loss for the quarter ended June 30, 2017 includes restructuring charges of $2.0 million.

As of June 30, 2017, OvaScience had cash, cash equivalents and short-term investments of $86.6 million, compared to $114.4 million as of December 31, 2016. The cash outlays related to the restructurings in the first half of 2017 represent $4.1 million. OvaScience has incurred $8.9 million dollars of restructuring expenses to-date and expect total one-time cash expenditures resulting from the two restructurings to be between $8 and $9 million over 2017 and 2018. The Company may also incur further restructuring charges related to the restructuring plans. OvaScience anticipates that it will have sufficient funds, without additional financing, to support its operating plan into the first quarter of 2020.

Conference Call

OvaScience will host a conference call at 4:30 p.m. ET today, Thursday, August 3, 2017, to discuss these financial results and provide an update on the Company. The conference call may be accessed by dialing +1-888-424-8151 for U.S. callers and +1-847-585-4422 for international callers five minutes prior to the start of the call and providing the passcode 6428711. Additionally, the live, listen-only webcast of the conference call can be accessed by visiting the Investors section of the Company’s website at www.ovascience.com. A replay of the conference call will be available from 7:00 p.m. ET on Thursday, August 3, 2017, through 11:59 p.m. ET on Thursday, August 17, 2017, and may be accessed by visiting OvaScience’s website or by dialing +1-888-843-7419 for U.S. callers and +1-630-652-3042 for international callers. The replay access code is 6428711#.

About OvaScience

OvaScienceSM, Inc. (NASDAQ:OVAS) is a fertility company dedicated to improving treatment options for women around the world. OvaScience is discovering, developing and commercializing new fertility treatments because it believes women deserve more options. Each OvaScience treatment is based on the Company’s proprietary technology platform that leverages the breakthrough discovery of egg precursor (EggPCSM) cells — immature egg cells found inside the protective ovarian lining. OvaScience is developing OvaTureSM, a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections and OvaPrimeSM, which could increase a woman’s egg reserve. OvaScience’s AUGMENTSM treatment, a fertility option designed to improve IVF success rates, is available in certain IVF clinics in Canada. OvaScience treatments are not available in the U.S. For more information, visit www.ovascience.com.

Forward-Looking Statements

This press release includes forward-looking statements about the Company’s plans for the OvaPrimeSM treatment, OvaTureSM treatment and AUGMENTSM treatment, including statements relating to the Company’s (i) belief that it is sufficiently funded, without additional financing, to support operations into the first quarter of 2020, (ii) discussions with Intrexon® relating to the future of the OvaXonSM joint venture, (iii) expectation that it will achieve its upcoming 2017 milestones, including the fertilization of a bovine EggPC cell derived egg, completion of biopsies in 70 patients in the ongoing Canadian study and initial data readout from 20 patients in the Canadian study, (iv) plans to develop a repeatable and robust process for the maturation of human EggPC cells and to secure authorization to fertilize human EggPC cell-derived eggs by the end of the first half of 2018, (v) plans to discontinue efforts relating to AUGMENT outside of North America and explore partnership opportunities for AUGMENT, (vi) expected one-time cash expenditures and potential restructuring charges resulting from restructurings. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: the science underlying our treatments (including the OvaPrime, OvaTure and AUGMENT treatments), which is unproven; our ability to obtain regulatory approval or licenses where necessary for our treatments; our ability to develop our treatments on the timelines we expect, if at all; our ability to commercialize our treatments, on the timelines we expect, if at all; risks associated with clinical studies; development risk; risks associated with dependence on and discussions with third parties; operational risks; risks associated with pursuing partnership opportunities with third parties; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q and/or Annual Report on Form 10-K. The forward-looking statements contained in this press release reflect our current views with respect to future events. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

Media and Investor Contact

OvaScience, Inc.

Jennifer Viera

617-420-8728

jviera@ovascience.com

— Financial Tables to Follow —

OvaScience, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of
	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$22,937	$43,930
Short-term investments	63,622	70,458
Prepaid expenses and other current assets	2,535	2,056
Total current assets	89,094	116,444
Property and equipment, net	3,956	5,572
Investment in joint venture	—	65
Restricted cash	812	439
Other long-term assets	23	23
Total assets	$93,885	$122,543
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,275	$2,183
Accrued expenses and other current liabilities	8,544	11,026
Total current liabilities	11,819	13,209
Other non-current liabilities	925	1,116
Total liabilities	12,744	14,325
Total stockholders’ equity	81,141	108,218
Total liabilities and stockholders’ equity	$93,885	$122,543

OvaScience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenues	$84	$189	$147	$335
Costs and expenses:
Costs of revenues	274	1,233	543	2,409
Research and development	4,997	5,987	10,761	11,942
Selling, general and administrative	10,751	11,210	18,371	25,664
Restructuring charge	1,992	—	3,480	—
Total costs and expenses	18,014	18,430	33,155	40,015
Loss from operations	(17,930)	(18,241)	(33,008)	(39,680)
Interest income, net	186	161	368	335
Other income, net	25	(22)	(35)	(49)
Loss from equity method investment	(454)	(416)	(875)	(807)
Loss before income taxes	$(18,173)	$(18,518)	(33,550)	$(40,201)
Income tax expense	13	50	22	125
Net loss	(18,186)	(18,568)	(33,572)	(40,326)
Net loss per share—basic and diluted	$(0.51)	$(0.62)	$(0.94)	$(1.41)
Weighted average number of shares used in net loss per share—basic and diluted	35,664	30,036	35,653	28,668